Exhibit 3.2

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CROWDSTRIKE HOLDINGS, INC.

CrowdStrike Holdings, Inc., a corporation organized under the laws of Delaware, hereby certifies as follows:

1.                                      The name of the corporation is CrowdStrike Holdings, Inc.  The original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on November 7, 2011.

2.                                      This Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, and has been duly approved by the written consent of the corporation’s stockholders in accordance with Section 228 of the General Corporation Law of the State of Delaware.

3.                                      The text of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

ARTICLE I

NAME

The name of the corporation is CrowdStrike Holdings, Inc. (the “Corporation”).

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, Wilmington, in the county of New Castle, Delaware 19808. The name of the registered agent of the Corporation at such address is Corporation Service Company.

ARTICLE III

PURPOSE AND POWERS

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”).

ARTICLE IV

CAPITAL STOCK

1.                                      Authorized Shares.     The total number of shares of stock that the Corporation shall have authority to issue is 2,400,000,000, consisting of (a) 2,300,000,000 shares of Common Stock, par value $0.0005 per share (the “Common Stock”), 2,000,000,000 shares of which are designated Class A Common Stock, par value $0.0005 per share (the “Class A Common Stock”) and 300,000,000 shares of which are designated Class B Common Stock, par value $0.0005 per share (the “Class B Common Stock”), and (b) 100,000,000 shares of Preferred Stock, par value $0.0005 per share (the “Preferred Stock”).

2.                                      Preferred Stock.  The Board of Directors is hereby empowered, without any action or vote by the Corporation’s stockholders (except as may otherwise be provided by the terms of any class or series of Preferred Stock then outstanding), to authorize by resolution or resolutions from time to time the issuance of one or more classes or series of Preferred Stock and to fix the designations, powers, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to each such class or series of Preferred Stock and the number of shares constituting each such class or series, and to increase or decrease the number of shares of any such class or series to the extent permitted by the Delaware General Corporation Law.

3.                                      Common Stock.

The rights, powers, preferences, privileges, restrictions and other matters relating to the Common Stock are as follows:

3.1                               Identical Rights.  Except as otherwise expressly provided in this Amended and Restated Certificate or required by applicable law, shares of Class A Common Stock and Class B Common Stock shall have the same rights and powers (including as to dividends and distributions, and any liquidation, dissolution or winding up of the Corporation but excluding voting and other matters as described in Article IV, Section 3.2 below), share ratably and be identical in all respects as to all matters, including:

(a)                            Subject to the prior rights of holders of any classes and series of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors. Any dividends paid to the holders of shares of Common Stock shall be paid pro rata to the holders of the Class A Common Stock and Class B Common Stock, on an equal priority, pari passu basis.

(b)                            The Corporation shall not declare or pay any dividend or make any other distribution to the holders of Common Stock payable in securities of the Corporation unless the same dividend or distribution with the same record date and payment date shall be declared and paid on all shares of Common Stock; provided, however, that (i) dividends or other distributions payable in shares of Class A Common Stock or rights to acquire shares of Class A Common Stock may be declared and paid to the holders of Class A Common Stock without the same dividend or distribution being declared and paid to the holders of Class B Common Stock if, and only if, a dividend payable in shares of Class B Common Stock, or rights to acquire shares of Class B Common Stock, are declared and paid to the holders of Class B Common Stock at the same rate and with the same record date and payment date and (ii) dividends or other distributions payable in shares of Class B Common Stock or rights to acquire shares of Class B Common Stock may be declared and paid to the holders of Class B Common Stock without the same dividend or distribution being declared and paid to the holders of Class A Common Stock if, and only if, a dividend payable in shares of Class A Common Stock, or rights to acquire shares of Class A Common Stock, are declared and paid to the holders of Class A Common Stock at the same rate and with the same record date and payment date; and for the avoidance of doubt, nothing in this paragraph (b) shall prevent the Corporation from declaring and paying dividends or other distributions payable in shares of one class of Common Stock or rights to acquire one class of Common Stock to holders of all classes of Common Stock.

(c)                             If the Corporation in any manner reclassifies, subdivides or combines the outstanding shares of Class A Common Stock or Class B Common Stock, then the outstanding shares of all Common Stock will be concurrently therewith be proportionately reclassified, subdivided or combined in a manner that maintains the same proportionate equity ownership and voting rights between the holders of the outstanding shares of Class A Common Stock and the holders of the outstanding shares of Class B Common stock on the record date for such reclassification, subdivision or combination.

3.2                               Voting Rights.

(a)                            Common Stock.

(i)                               Class A Common Stock. Each holder of shares of Class A Common Stock will be entitled to one vote for each share thereof held at the record date for the determination of the stockholders entitled to vote on such matters.

(ii)                            Class B Common Stock. Each holder of shares of Class B Common Stock will be entitled to ten votes for each share thereof held at the record date for the determination of the stockholders entitled to vote on such matters.

(b)                            General. Except as otherwise provided in this Amended and Restated Certificate or as required by law, the holders of Class A Common Stock and the holders of Class B Common Stock will vote together as a single class and not as separate series or classes; provided, however, that, except as otherwise required by the Delaware General Corporation Law or other applicable law, holders of shares of Common Stock, as such, shall not be entitled to vote on any amendment to this Amended and Restated Certificate (including any certificate of designations relating to any class or series of Preferred Stock) that relates solely to the terms of one or more outstanding classes or series of Preferred Stock if the holders of such affected class or series are entitled, either separately or together with the holders of one or more other such classes or series, to vote thereon pursuant to this Certificate of Incorporation (including any certificate of designations relating to any class or series of Preferred Stock) or pursuant to the Delaware General Corporation Law.

(c)                             Authorized Shares. The number of authorized shares of Common Stock or any class or series thereof may be increased or decreased (but not below (i) the number of shares of Common Stock or, in the case of a class or series of Common Stock, such class or series, then outstanding plus (ii) with respect to Class A Common Stock, the number of shares reserved for issuance pursuant to Article IV, Section 3.4(e)) by the affirmative vote of the holders of a majority of the voting power of Class A Common Stock and Class B Common Stock, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law; provided, that the number of authorized shares of Class B Common Stock shall not be increased without the affirmative vote of the holders of a majority of the outstanding shares of Class B Common Stock, voting as a separate class.

3.3                               Liquidation Rights.

(a)                            In the event of a Liquidation Event, subject to the rights of any Preferred Stock that may then be outstanding, and subject to Article IV, Section 3.3(c), the assets of the Corporation legally available for distribution to stockholders shall be distributed on an equal priority, pro rata basis to the holders of Class A Common Stock and Class B Common Stock.

(b)                            Subject to Article IV, Section 3.3(c), any merger or consolidation of the Corporation with or into any other entity, that is not a Liquidation Event, shall require approval of the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock entitled to vote thereon and by the affirmative vote of the holders of a majority of the outstanding shares of Class B Common Stock entitled to vote thereon, each voting separately as a class, unless (i) the shares of Class A Common Stock and Class B Common Stock outstanding immediately prior to such merger or consolidation are treated equally, identically and ratably, on a per share basis, including whether such shares remain outstanding with respect to any consideration into which such shares are converted or any consideration paid or otherwise distributed to stockholders of the

Corporation in respect thereof; and (ii) such shares are converted on a pro rata basis into shares of the surviving entity or its Parent in such transaction having substantially identical rights, powers and privileges to the shares of Class A Common Stock and Class B Common Stock in effect immediately prior to such merger or consolidation, respectively.

(c)                             Notwithstanding anything to the contrary contained in this Article IV, Section 3.3, (i) consideration to be paid or received by a holder of Common Stock in connection with any Liquidation Event or any merger or consolidation of the Corporation with or into any entity pursuant to any employment, consulting, severance or similar services arrangement shall not be deemed to be a “distribution to stockholders” for the purpose of this Article IV, Section 3.3; and (ii) holders of shares of Class A Common Stock and holders of shares of Class B Common Stock may receive, or have the right to elect to receive, different or disproportionate consideration in connection with such Liquidation Event or such merger or consolidation of the Corporation, if the only difference in the per share consideration to the holders of Class A Common Stock and Class B Common Stock is that any securities distributed to the holder of a share of Class B Common Stock have a greater number of votes per share (but in no event greater than ten (10) times) the voting power of any securities distributed to the holder of a share of Class A Common Stock.

3.4                               Conversion of the Class B Common Stock. The Class B Common Stock will be convertible into Class A Common Stock as follows:

(a)                            Each share of Class B Common Stock will automatically convert into one fully paid and nonassessable share of Class A Common Stock on the Final Conversion Date.

(b)                            With respect to any holder of Class B Common Stock, each share of Class B Common Stock held by such holder will automatically be converted into one fully paid and nonassessable share of Class A Common Stock, as follows:

(i)                               on the affirmative written election of such holder or, if later, at the time or the happening of a future event specified in such written election (which election may be revoked by such holder prior to the date on which the automatic conversion would otherwise occur unless otherwise specified by such holder);

(ii)                            on the occurrence of a Transfer of such share of Class B Common Stock, other than a Permitted Transfer; or

(iii)                         with respect to Class B Common Stock held by a holder who is a natural person (other than the Founder), or a Permitted Transferee or Permitted Entity of such natural person, upon the death of such natural person.

(c)                             Procedures. The Corporation may, from time to time, establish such policies and procedures relating to the conversion of the Class B Common Stock to Class A Common Stock and the general administration of this dual class stock structure, including the issuance of stock certificates with respect thereto, as it may deem necessary or advisable, and may from time to time request that holders of shares of Class B Common Stock furnish certifications, affidavits or other proof to the Corporation as it deems necessary to verify the ownership of Class B Common Stock and to confirm that a conversion to Class A Common Stock has not occurred. A determination by the Corporation as to whether or not a Transfer has occurred and results in a conversion to Class A Common Stock shall be conclusive and binding.

(d)                            Immediate Effect. In the event of and upon a conversion of shares of Class B Common Stock to shares of Class A Common Stock pursuant to Article IV, Section 3.4(b)(ii) or Section 3.4(b)(iii), such conversion shall be deemed effective at the time that the Transfer or death, as applicable, occurred, and in the event of an upon a conversion of shares of Class B Common Stock to shares of Class A Common Stock pursuant to Article IV, Section 3.4(a), such conversion shall be deemed effective immediately upon the Final Conversion Date, subject in all cases to any transition periods specifically provided for in this Amended and Restated Certificate. Upon any conversion of Class B Common Stock to Class A Common Stock in accordance with this Amended and Restated Certificate, all rights of the holder of Class B Common Stock shall cease and the person or persons in whose names or names the certificate or certificates representing the shares of Class A Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock.

(e)                             Reservation of Stock Issuable Upon Conversion. The Corporation will at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of the Class B Common Stock, such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock; and if at any time the number of authorized but unissued shares of Class A Common Stock will not be sufficient to effect the conversion of all then-outstanding shares of Class B Common Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Class A Common Stock to such number of shares as will be sufficient for such purpose.

(f)                              No Reissuance of Class B Common Stock. No share or shares of Class B Common Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares that the Corporation shall be authorized to issue.

3.5                               Class B Protective Provisions. Prior to the Final Conversion Date, the Corporation shall not, without the prior affirmative vote of the holders of two-thirds the outstanding shares of Class B Common Stock, voting as a separate class, in addition to any other vote required by applicable law or this Amended and Restated Certificate:

(a)                            directly or indirectly, whether by amendment, or through merger, recapitalization, consolidation or otherwise, amend or repeal, or adopt any provision of this Amended and Restated Certificate inconsistent with, or otherwise alter, any provision of this Amended and Restated Certificate that modifies the voting, conversion or other rights, powers, preferences, privileges or restrictions of the Class B Common Stock;

(b)                            reclassify any outstanding shares of Class A Common Stock into shares having (i) rights as to dividends or liquidation that are senior to the Class B Common Stock or (ii) the right to have more than one (1) vote for each share thereof, except as required by law;

(c)                             issue any shares of Class B Common Stock (other than shares of Class B Common Stock originally issued by the Corporation after the IPO Date pursuant to the exercise or conversion of options or warrants or settlement of RSUs that, in each case, are outstanding as of the IPO Date); or

(d)                            authorize, or issue any shares of, any class or series of capital stock of the Corporation having the right to more than (1) vote for each share thereof.

4.                                      Definitions. For purposes of this Article IV, the following definitions apply:

4.1                               “Amended and Restated Certificate” means this Amended and Restated Certificate of Incorporation of the Corporation, as may be amended.

4.2                               “Disability” or “Disabled” means the permanent and total disability of the Founder such that the Founder is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death within 12 months or which has lasted or can be expected to last for a continuous period of not less than 12 months as determined by a licensed medical practitioner jointly selected by a majority of the Independent Directors and the Founder. If the Founder is incapable of selecting a licensed physician, then the Founder’s spouse shall make the selection on behalf of the Founder, or in the absence or incapacity of the  Founder’s spouse, the Founder’s adult children by majority vote shall make the selection on behalf of the Founder, or in the absence of adult children of the Founder or their inability to act by majority vote, a natural person then acting as the successor trustee of a revocable living trust which was created by the Founder and which holds more shares of all classes of capital stock of the Corporation than any other revocable living trust created by the Founder shall make the selection on behalf of the Founder, or in absence of any such successor trustee, the legal guardian or conservator of the estate of the Founder shall make the selection on behalf of the Founder.

4.3                               “Effective Date” means the date that this Amended and Restated Certificate is accepted for filing by the Secretary of State of the State of Delaware.

4.4                               “Final Conversion Date” means the earliest to occur of:

(a)                            the date specified by the holders of two-thirds of the then outstanding shares of Class B Common Stock, voting as a separate class;

(b)                            the first date on which the number of outstanding shares of Class B Common Stock represents less than 5% of the aggregate number of outstanding shares of Class A Common Stock and Class B Common Stock, taken together as a single class; provided that shares of Class A Common Stock issued after the IPO Date in connection with any acquisition by the Corporation or any of its subsidiaries of the securities, business, technology, property or other assets of another person or entity or in connection with the entry by the Corporation or any of its subsidiaries into any joint venture, commercial relationship or other strategic transaction (any such shares of Class A Common Stock, “Acquisition Securities”) shall not be considered to be “outstanding” for the purposes of this Section 4.4(b); provided further that a determination by the Board of Directors as to whether shares of Class A Common Stock constitute Acquisition Securities shall be conclusive and binding; or

(c)                             the date that is nine months after the death or Disability of the Founder; provided, that such date may be extended (but not for a total period of longer than eighteen (18) months from the date of such death or Disability) to a date approved by a majority of the Independent Directors then in office.  From the time of the death or Disability of the Founder until the Final Conversion Date, Voting Control over the Founder’s shares (including shares held of record by the Founder’s Permitted Entities and Permitted Transferees) shall be exercised in accordance with any proxy or voting agreement entered into in accordance with Article IV, Section 4.17(d) of this Amended and Restated Certificate or, if no such proxy or voting agreement is in place at the time of such death or Disability, a person (including a person serving as trustee) previously designated by the Founder and approved by the Board of Directors may exercise Voting Control over the Founder’s shares (including shares held of record by the Founder’s Permitted Entities and Permitted Transferees) of Class B Common Stock.

4.5                               “Founder” means George Kurtz.

4.6                               “Identified Fund Stockholder” means each of (i) Accel (as defined in Article IX, Section 6.1 of this Amended and Restated Certificate), (ii) CapitalG LP and CapitalG 2015 LP (together with their successors), and (iii) Warburg Pincus (as defined in Article IX, Section 6.5 of this Amended and Restated Certificate).

4.7                               “Identified Fund Stockholder Permitted Entity” of an Identified Fund Stockholder means an investment fund that is managed or advised by the manager or advisor of such Identified Fund Stockholder.

4.8                               “Independent Directors” means the members of the Board of Directors designated as independent directors in accordance with the Listing Standards.

4.9                               “IPO Date” means the first date that shares of a class of the Corporation’s capital stock have been listed for trading on the New York Stock Exchange, the Nasdaq Stock Market or any successor markets or exchanges (each, a “Securities Exchange”).

4.10                        “Liquidation Event” means any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary.

4.11                        “Listing Standards” means (i) the requirements of any national stock exchange under which the Corporation’s equity securities are listed for trading that are generally applicable to companies with common equity securities listed thereon or (ii) if the Corporation’s equity securities are not listed for trading on a national stock exchange, the requirements of the New York Stock Exchange generally applicable to companies with equity securities listed thereon.

4.12                        “Parent” of an entity means any entity that directly or indirectly owns or controls a majority of the voting power of the voting securities of such entity.

4.13                        “Permitted Entity” means, with respect to any Qualified Stockholder, any trust, account, plan, corporation, partnership, limited liability company or charitable organization, foundation or similar entity specified in Article IV, Section 4.14(b) with respect to such Qualified Stockholder, so long as such Permitted Entity meets the requirements of the exception set forth in Article IV, Section 4.14 applicable to such Permitted Entity.

4.14                        “Permitted Transfer” means any of the following:

(a)                            any Transfer of a share of Class B Common Stock from the Founder, from the Founder’s Permitted Entities or from the Founder’s Permitted Transferees, to the Founder’s estate or heirs as a result of the Founder’s death; provided that any Voting Control following the Founder’s death is exercised in accordance with a proxy or voting agreement entered into in compliance with the provisions set forth in Article IV, Section 4.17(d) hereof; and

(b)                            any Transfer of a share of Class B Common Stock by a Qualified Stockholder to any of the Permitted Entities listed below and from any of the Permitted Entities listed below to such Qualified Stockholder or to such Qualified Stockholder’s other Permitted Entities:

(i)                               a trust for the benefit of such Qualified Stockholder or persons other than the Qualified Stockholder so long as a Qualified Stockholder has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust; provided such transfer does not involve any payment of cash, securities, property or other consideration (other than an interest in such trust) to the holder of shares of Class B Common Stock; provided that in the event a Qualified Stockholder no longer has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust, each such share of Class B Common Stock then held by such trust shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

(ii)                            a trust under the terms of which a Qualified Stockholder has retained a “qualified interest” within the meaning of §2702(b)(1) of the Internal Revenue Code or a reversionary interest so long as a Qualified Stockholder has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust; provided, however, that in the event a Qualified Stockholder no longer has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust, each such share of Class B Common Stock then held by such trust shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

(iii)                         an Individual Retirement Account, as defined in Section 408(a) of the Internal Revenue Code, or a pension, profit sharing, stock bonus or other type of plan or trust of which such Qualified Stockholder is a participant or beneficiary and which satisfies the requirements for qualification under Section 401 of the Internal Revenue Code; provided that in each case such Qualified Stockholder has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held in such account, plan or trust, and provided, further, that in the event the Qualified Stockholder no longer has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such account, plan or trust, each such share of Class B Common Stock then held by such account, plan or trust shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

(iv)                        a corporation in which such Qualified Stockholder directly, or indirectly through one or more Permitted Entities, owns shares with sufficient Voting Control in the corporation, or otherwise has legally enforceable rights, such that the Qualified Stockholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such corporation; provided that in the event the Qualified Stockholder no longer owns sufficient shares or no longer has sufficient legally enforceable rights to ensure the Qualified Stockholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such corporation, each such share of Class B Common Stock then held by such corporation shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

(v)                  a partnership in which such Qualified Stockholder directly, or indirectly through one or more Permitted Entities, owns partnership interests with sufficient Voting Control in the partnership, or otherwise has legally enforceable rights, such that the Qualified Stockholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such partnership; provided that in the event the Qualified Stockholder no longer owns sufficient partnership interests or no longer has sufficient legally enforceable rights to ensure the Qualified Stockholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such partnership, each such share Class B Common Stock then held by such partnership shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

(vi)               a limited liability company in which such Qualified Stockholder directly, or indirectly through one or more Permitted Entities, owns membership interests with sufficient Voting Control in the limited liability company, or otherwise has legally enforceable rights, such that the Qualified Stockholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such limited liability company; provided that in the event the Qualified Stockholder no longer owns sufficient membership interests or no longer has sufficient legally enforceable rights to ensure the Qualified Stockholder to retain sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such limited liability company, each such share of Class B Common Stock then held by such limited liability company shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

(vii)            any charitable organization, foundation or similar entity established by a Qualified Stockholder directly, or indirectly through one or more Permitted Entities, so long as such Qualified Stockholder has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such entity; provided such Transfer does not involve any payment of cash, securities, property or other consideration (other than an interest in such entity) to such Qualified Stockholder; provided, further, that in the event a Qualified Stockholder no longer has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such entity, each share of Class B Common Stock then held by such entity shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock; or

(viii)         in the case of a Qualified Stockholder that is an Identified Fund Stockholder, any Transfer of a share of Class B Common Stock by such Identified Fund Stockholder to any Identified Fund Stockholder

Permitted Entity, and any transfer of a share of Class B Common Stock by an Identified Fund Stockholder Permitted Entity of an Identified Fund Stockholder to any other Identified Fund Stockholder Permitted Entity of such Identified Fund Stockholder; provided, that in the event that such transferee is no longer an Identified Fund Stockholder Permitted Entity of such Identified Fund Stockholder, each share of Class B Common Stock then held by such Identified Fund Stockholder Permitted Entity shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock.

For the avoidance of doubt, to the extent any shares are deemed to be held by a trustee of a trust described in Article IV, Section 4.14(b)(i) or (ii) above, the Transfer shall be a Permitted Transfer and the trustee shall be deemed a Permitted Entity so long as the other requirements of Article IV, Section 4.14(b)(i) or (ii) above are otherwise satisfied.

4.15                        “Permitted Transferee” means a transferee of shares of Class B Common Stock, or rights or interests therein, received in a Transfer that constitutes a Permitted Transfer.

4.16                        “Qualified Stockholder” means (a) any registered holder of a share of Class B Common Stock immediately after the IPO Date; (b) the initial registered holder of any shares of Class B Common Stock that are originally issued by the Corporation after the IPO Date pursuant to the exercise or conversion of options or warrants or settlement of restricted stock units (“RSUs”) that, in each case, are outstanding as of the IPO Date; (c) a Permitted Transferee; and (d) the initial registered holder of any shares of Class B Common Stock that are originally issued by the Corporation after the IPO Date in compliance with this Amended and Restated Certificate.

4.17                        “Transfer” of a share of Class B Common Stock means any direct or indirect sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law (including by merger, consolidation or otherwise) after 11:59 p.m. Eastern Time on the IPO Date, including, without limitation, a transfer of a share of Class B Common Stock to a broker or other nominee (regardless of whether there is a corresponding change in beneficial ownership), or the transfer of, or entering into a binding agreement with respect to, Voting Control (as defined below) over such share by proxy or otherwise. A “Transfer” will also be deemed to have occurred with respect to all shares of Class B Common Stock beneficially held by an entity that is a Qualified Stockholder, if after 11:59 p.m. Eastern Time on the IPO Date there is a Transfer on a cumulative basis of a majority of the voting power of the voting securities of such entity or any direct or indirect Parent of such entity, such that the previous holders of such voting power no longer retain Voting Control with respect to the shares of Class B Common Stock held by such entity. Notwithstanding the foregoing, the following will not be considered a “Transfer”:

(a)                            granting a revocable proxy to officers or directors of the Corporation at the request of the Board of Directors in connection with actions to be taken at an annual or special meeting of stockholders or in connection with any action by written consent of the stockholders solicited by the Board of Directors;

(b)                            entering into a voting trust, agreement or arrangement (with or without granting a proxy) solely with stockholders who are holders of Class B Common Stock, which voting trust, agreement or arrangement (i) is disclosed either in a Schedule 13D filed with the Securities and Exchange Commission or in writing to the Secretary of the Corporation, (ii) either has a term not exceeding one year or is terminable by the holder of the shares subject thereto at any time and (iii) does not involve any payment of cash, securities, property or other consideration to the holder of the shares subject thereto other than the mutual promise to vote shares in a designated manner;

(c)                             pledging shares of Class B Common Stock by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such stockholder continues to exercise Voting Control over such pledged shares; provided, however, that a foreclosure on such shares or other similar action by the pledgee will constitute a “Transfer” unless such foreclosure or similar action qualifies as a “Permitted Transfer” at such time;

(d)                            granting a proxy by the Founder, the Founder’s Permitted Entities or the Founder’s Permitted Transferees to a person designated by the Founder and approved by a majority of the Independent Directors then in office, to exercise Voting Control of shares of Class B Common Stock owned directly or indirectly, beneficially and of record, by the Founder, the Founder’s Permitted Entities the Founder’s Permitted Transferees, the Founder’s estate or the Founder’s heirs, or over which the Founder has Voting Control pursuant to proxy or voting agreements then in place, effective either (i) on the death of the Founder or (ii) during any Disability of the Founder, including the exercise of such proxy by such person;

(e)                             granting a proxy to, or entering into a voting arrangement with, the Founder to exercise Voting Control of shares of Class B Common Stock owned directly or indirectly, beneficially and of record by any holder of Class B Common Stock in a form approved by a majority of the Independent Directors then in office;

(f)                              entering into a trading plan pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, with a broker or other nominee; provided, however, that a sale of such shares of Class B Common Stock pursuant to such plan shall constitute a “Transfer” at the time of such sale;

(g)                             the fact that the spouse of any Qualified Stockholder possesses or obtains an interest in such holder’s shares of Class B Common Stock arising solely by reason of the application of the community property laws of any jurisdiction, so long as no other event or circumstance shall exist or have occurred that constitutes a “Transfer”; and

(h)                            entering into a support, voting, tender or similar agreement, arrangement or understanding (with or without granting a proxy) in connection with a Liquidation Event, provided that such Liquidation Event was approved by a majority of the Independent Directors then in office.

4.18                        “Voting Control” means, with respect to a share of capital stock or other security, the power (whether exclusive or shared) to vote or direct the voting of such security, including by proxy, voting agreement or otherwise.

ARTICLE V

BYLAWS

The Board of Directors shall have the power to adopt, amend or repeal the bylaws of the Corporation. Prior to the Final Conversion Date, the stockholders may adopt, amend or repeal the bylaws of the Corporation only with the affirmative vote of the holders of not less than a majority of the total voting power of the capital stock of the Corporation then entitled to vote generally in the election of directors, voting together as a single class. After the Final Conversion Date, the stockholders may adopt, amend or repeal the bylaws of the Corporation only with the affirmative vote of the holders of not less than two-thirds of the total voting power of the capital stock of the Corporation then entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE VI

BOARD OF DIRECTORS

1.                                      Board Power. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

2.                                      Board Size. The number of directors which shall constitute the Board of Directors shall be fixed exclusively by one or more resolutions adopted from time to time solely by the affirmative vote of a majority of the Board of Directors.

3.                                      Board Structure. From and after the Effective Date, the directors, other than any who may be elected by the holders of any series of Preferred Stock under specified circumstances, shall be divided into three classes, designated Class I, Class II and Class III.  Each class shall consist, as nearly as may be practicable, of one-third of the total number of directors constituting the entire Board of Directors.  The Board of Directors may assign members of the Board of Directors already in office to such classes at the time such classification becomes effective. Each director shall serve for a term ending on the date of the third annual meeting of stockholders next following the annual meeting at which such director was elected; provided that the directors initially designated as Class I directors shall serve for a term ending on the first regularly-scheduled annual meeting of stockholders following the Effective Date, the directors initially designated as Class II directors shall serve for a term ending on the second regularly-scheduled annual meeting of stockholders following the Effective Date, and directors initially designated as Class III directors shall serve for a term ending on the third regularly-scheduled annual meeting of stockholders following the Effective Date.  Notwithstanding the foregoing, each director shall hold office until such director’s successor shall have been duly elected and qualified or until such director’s earlier death, resignation or removal.  If the number of directors is hereafter changed, any newly created directorships or decrease in directorships shall be so apportioned among the classes as to make all classes as nearly equal in number as is practicable. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

4.                                      Removal; Vacancies. Vacancies on the Board of Directors resulting from death, resignation, removal or otherwise and newly created directorships resulting from any increase in the number of directors shall, except as otherwise required by law, be filled solely by a majority of the directors then in office (although less than a quorum) or by the sole remaining director, and each director so elected shall hold office for a term that shall coincide with the term of the Class to which such director shall have been elected.  No director may be removed from office by the stockholders except for cause with the affirmative vote of the holders of not less than a majority of the total voting power of all outstanding securities of the Corporation generally entitled to vote in the election of directors, voting together as a single class.

5.                                      Written Ballot. Elections of directors need not be by written ballot unless otherwise provided in the Bylaws of the Corporation.

6.                                      No Cumulative Voting. No stockholder will be permitted to cumulate votes at any election of directors.

7.                                      No Reliance on the Controlled Company Exemption. At any time during which shares of capital stock of the Corporation are listed for trading on a Securities Exchange, the Corporation shall not rely upon the exemptions from the Listing Standards available to any company that constitutes a “controlled company” within the meaning of the Listing Standards, if and to the extent otherwise applicable to the Corporation.

ARTICLE VII

MEETINGS OF STOCKHOLDERS

1.                                      Annual Meetings.  An annual meeting of stockholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting shall be held at such place, on such date, and at such time as the Board of Directors shall determine.

2.                                      Special Meetings.  Special meetings of the stockholders may be called only by the (a) Board of Directors acting pursuant to a resolution adopted by a majority of the Board of Directors, (b) the chairman of the Board of Directors, or (c) the Chief Executive Officer of the Corporation.  Notwithstanding the foregoing, whenever holders of one or more classes or series of Preferred Stock shall have the right, voting separately as a class or series, to elect directors, such holders may call, pursuant to the terms of such class or series of Preferred Stock adopted by resolution or resolutions of the Board of Directors pursuant to Article IV, Section 2 hereto, special meetings of holders of such Preferred Stock.

3.                                      Availability of Stockholder Action by Written Consent.  Subject to the rights of the holders of any class or series of Preferred Stock then outstanding, as may be set forth in the resolution or resolutions adopted by the Board of Directors pursuant to Article IV, Section 2 hereto for such class or series of Preferred Stock, from and after the Written Consent Date (as defined below), any action required or permitted to be taken at any annual or special meeting of stockholders may be taken only upon the vote of stockholders at an annual or special meeting duly noticed and called in accordance with Delaware General Corporation Law and this Article VII and may not be taken by written consent of stockholders without a meeting.  Prior to the Written Consent Date, any action required or permitted to be taken by the stockholders of the Corporation may be taken by written consent of stockholders without a meeting, only if the action is first recommended or approved by the Board of Directors. For the purposes of this Section, “Written Consent Date” means the first date on which the number of outstanding shares of Class B Common Stock represents less than 10% of the aggregate number of outstanding shares of Class A Common Stock and Class B Common Stock, taken together as a single class.

ARTICLE VIII

INDEMNIFICATION

1.                                      Limited Liability.  To the fullest extent permitted by law, no director of the Corporation shall be personally liable for monetary damages for breach of fiduciary duty as a director. Without limiting the effect of the preceding sentence, if the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

2.                                      Right to Indemnification.

2.1                               Each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the Delaware General Corporation Law.  The right to indemnification conferred in this Article VIII shall also include the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by the Delaware General Corporation Law.  The right to indemnification conferred in this Article VIII shall be a contract right.

2.2                               The Corporation may, by action of its Board of Directors, provide indemnification to such of the employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by the Delaware General Corporation Law.

3.                                      Nonexclusivity of Rights.  The rights and authority conferred in this Article VIII shall not be exclusive of any other right that any person may otherwise have or hereafter acquire.

4.                                      Preservation of Rights.  Neither any amendment nor repeal of this Article VIII, nor the adoption of any provision of this Amended and Restated Certificate inconsistent with this Article VIII, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such amendment, repeal or adoption of such an inconsistent provision.

ARTICLE IX

COMPETITION AND CORPORATE OPPORTUNITIES

1.                                      In recognition and anticipation that (i) certain directors, principals, officers, employees and/or other representatives of any of the Identified Fund Stockholders and their respective Affiliates (as defined below) may serve as directors, officers or agents of the Corporation, and (ii) the Identified Fund Stockholders and their respective Affiliates may now engage and may continue to engage in any transaction or matter that may be an investment or corporate or business opportunity or offer a prospective economic or competitive advantage in which the Corporation or any of its controlled Affiliates, directly or indirectly, could have an interest or expectancy (a “Competitive Opportunity”) or may otherwise compete with the Corporation or its controlled Affiliates, directly or indirectly, the provisions of this Article IX are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of opportunities as they may involve any of the Identified Fund Stockholders and their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.

2.                                      Each of the Identified Fund Stockholders and their Affiliates, and any of their directors, principals, officers, employees and/or other representatives that may serve as directors, officers or agents of the Corporation, and each of their Affiliates (collectively, “Identified Persons” and, individually, an “Identified Person”) shall, to the fullest extent permitted by law, not have any duty to refrain from directly or indirectly (a) engaging in any Competitive Opportunity or (b) otherwise competing with the Corporation or any of its controlled Affiliates, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its stockholders or to any controlled Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted by law, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any Competitive Opportunity or other corporate or business opportunity that may be a Competitive Opportunity for an Identified Person and the Corporation or any of its controlled Affiliates. In the event that any Identified Person acquires knowledge of a Competitive Opportunity or other corporate or business opportunity that may be a Competitive Opportunity for itself, herself or himself, or for its, her or his Affiliates, and for the Corporation or any of its controlled Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no duty to communicate or present such opportunity to the Corporation or any of its controlled Affiliates and, to the fullest extent permitted by law, shall not be liable to the Corporation or its stockholders or to any controlled Affiliate of the Corporation for breach of any fiduciary duty as a stockholder, director or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such Competitive Opportunity for itself, herself or himself, or offers or directs such Competitive Opportunity to another Person.

3.                                      The Corporation does not renounce its interest in any Competitive Opportunity offered to any director of the Corporation if such opportunity is expressly offered to such person solely in his or her capacity as a director of the Corporation, and the provisions of Article IX, Section 2 shall not apply to any such Competitive Opportunity.

4.                                      In addition to and notwithstanding the foregoing provisions of this Article IX, a business or other opportunity shall not be deemed to be a potential Competitive Opportunity for the Corporation if it is an opportunity that (i) the Corporation (together with its controlled Affiliates) is neither financially or legally able, nor contractually permitted to undertake, (ii) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation or (iii) is one in which the Corporation has no interest or reasonable expectancy.

5.                                      To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article IX.

6.                                      For purposes of this Article IX of this Amended and Restated Certificate, the following definitions apply:

6.1                               “Accel” means Accel Leaders Fund L.P., Accel Leaders Fund Investors 2016 L.L.C., Accel London III L.P., Accel London Investors 2012 L.P., Accel Growth Fund II L.P., Accel Growth Fund II Strategic Partners L.P., Accel Growth Fund Investors 2013 L.L.C. (together with its successors).

6.2                               “Affiliate” means (a) in respect of any Identified Fund Stockholder, any Person (other than the Corporation and any entity that is controlled by the

Corporation) that, directly or indirectly, is controlled by such Identified Fund Stockholder, controls such Identified Fund Stockholder or is under common control with such Identified Fund Stockholder, and shall include any principal, member, director, partner, stockholder, officer, employee or other representative of any of the foregoing, and (b) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation.

6.3                               “Identified Fund Stockholder” means each of Accel and Warburg Pincus.

6.4                               “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.

6.5                               “Warburg Pincus” means Warburg Pincus Private Equity X, L.P. and Warburg Pincus X Partners, L.P. (together with its successors).

ARTICLE X

AMENDMENTS

If any provision of this Amended and Restated Certificate becomes or is declared on any ground by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Amended and Restated Certificate, and the court will replace such illegal, void or unenforceable provision of this Amended and Restated Certificate with a valid and enforceable provision that most accurately reflects the Corporation’s intent, in order to achieve, to the maximum extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Amended and Restated Certificate shall be enforceable in accordance with its terms.

Except as provided in Article VIII of this Amended and Restated Certificate, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this Amended and Restated Certificate or any provision of law that might otherwise permit a lesser vote, but in addition to any vote of the holders of any class or series of the stock of this Corporation required by law or by this Amended and Restated Certificate, (i) prior to the Final Conversion Date, (a) the affirmative vote of the holders of at least two-thirds of the voting power of the outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate or adopt any new provision of this Amended and Restated Certificate and (b) the affirmative vote of a majority of the outstanding shares of Class A Common Stock and the affirmative vote of a majority of the outstanding shares of Class B Common Stock, each voting separately as a class, shall be required to amend or repeal, or adopt any provision of this Amended and Restated Certificate inconsistent with, Article IV, Section 3, Article IV, Section 4, or this clause (i)(b) of Article X of this Amended and Restated Certificate, and (ii) from and after the Final Conversion Date, the affirmative vote of the holders of at least two-thirds of the voting power of the outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal, or adopt any provision of this Amended and Restated Certificate inconsistent with, Article IV, Section 3, Article V, Article VI, Article VII, or this Article X of this Amended and Restated Certificate.

IN WITNESS WHEREOF, the corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer.

CROWDSTRIKE HOLDINGS, INC.

By:
	Name:	George Kurtz
	Title:	President & Chief Executive Officer